Exhibit 99.1

Press Contact:

Courtney Brigham

Spansion, Inc.

+1-408-616-5056

Investor Contact:

Ken Tinsley

Spansion, Inc.

+1-408-616-7837

Spansion Provides Business Update

SUNNYVALE, Calif., March 23, 2009 — Spansion Inc. (NASDAQ: SPSN) the world’s largest pure-play provider of Flash memory solutions, today released its fourth quarter net sales results and issued its net sales outlook for the current fiscal quarter.

In the fiscal fourth-quarter ended December 31, 2008, net sales were $468 million. During the fiscal first quarter 2009, ending March 29, Spansion anticipates net sales of approximately $400 million, driven by sales in certain telecommunications and gaming segments as well as advance purchases from certain customers, offset by continued weakness in the overall economy during a quarter that is seasonally down compared to the fourth quarter.

“Despite a troubled economy, Spansion gained segment share in the fourth quarter while keeping average selling prices relatively stable,” said John Kispert, Spansion president and CEO. “In addition, net sales in the first quarter are an indication of the continued customer demand for Spansion solutions.”

The company also said it believes its chapter 11 cases are progressing well. The company also noted that it is looking forward to working closely with its creditors in the weeks and months ahead on a plan of reorganization for the company.

“The decisions we made to reduce costs were difficult, but necessary,” Kispert said. “As a result of those actions, Spansion expects to meet its post-petition obligations, and is leveraging its global manufacturing facilities to meet customer demand. Spansion is experiencing relatively typical seasonal patterns during the first quarter and is conducting business as usual. We plan to continue to take the necessary actions to strengthen our cash position, to help enable Spansion to emerge from the Chapter 11 process as a stronger and more focused company.”

As part of the restructuring process, Spansion also continues to pursue strategic alternatives and is in discussions with multiple companies regarding the potential sale of some or all of the company’s assets.

The unaudited results for the fourth quarter 2008 and the outlook for the first quarter 2009 are preliminary and subject to change. For example, the company is currently conducting an impairment assessment of its fixed assets, goodwill and long-lived intangible assets. This ongoing assessment will result in material non-cash charges to the income statement and an associated reduction in the carrying values of the assets disclosed on the balance sheet. Final fourth quarter 2008 results will be provided in the company’s Annual Report on Form 10-K to be filed with the U.S. Securities and Exchange Commission (SEC).

About Spansion

Spansion (NASDAQ: SPSN) is a leading Flash memory solutions provider, dedicated to enabling, storing and protecting digital content in wireless, automotive, networking and consumer electronics applications. Spansion, previously a joint venture of AMD and Fujitsu, is the largest company in the world dedicated exclusively to designing, developing, manufacturing, marketing, selling and licensing Flash memory solutions. For more information, visit http://www.spansion.com.

Spansion®, the Spansion logo, MirrorBit®, MirrorBit® Eclipse™, ORNAND™, ORNAND2™, HD-SIM™, Spansion® EcoRAM™ and combinations thereof, are trademarks of Spansion LLC in the United States and other countries. Other names used are for informational purposes only and may be trademarks of their respective owners.

Cautionary Statement

This release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that these forward-looking statements, including statements related to expected net sales and customer demand for the first quarter of fiscal 2009; advanced purchases from customers; and Spansion’s ability to gain segment share, meet customer demand and strengthen its cash position, involve risks and uncertainties that could cause actual results to differ materially from those statements. The risks and uncertainties related to Chapter 11 filings include: any negative impacts on Spansion’s business, results of operations, financial position or cash management arrangements; the inability to freely deploy its cash resources throughout the company; the negative impact on relationships with employees, customers, suppliers and contract manufacturers and other stakeholders; the failure of Spansion to obtain initial court orders substantially on the terms applied for, including the approval of any DIP financing; the ability to successfully negotiate and obtain DIP financing; the adequacy of Spansion’s cash on hand and DIP financing to fund its ongoing operations or ability to arrange for sufficient alternate DIP financing during the bankruptcy proceeding; actions or orders taken by the U.S. Bankruptcy Court that may impact Spansion operations; the failure of Spansion to obtain the requisite approvals of affected creditors or the courts for any restructuring plan, or to successfully implement such a plan or obtain sufficient exit financing, if required, within the time granted by any court, leading to the likely liquidation of Spansion’s assets; that Spansion’s common stock could have no value in and following the approval of a restructuring plan and could be cancelled and the potential that the Nasdaq Stock Market may suspend trading or delist any of Spansion’s securities on or from such exchange as a result of the proceeding. In addition, risks and uncertainties relating to the company’s ability to restructure successfully include Spansion and Spansion Japan’s ability to continue their operations while in their respective Chapter 11 or corporate reorganization proceedings, respectively; the ability to capture anticipated cost savings related to the previously- announced reduction in force and other measures taken by the company; and the implementation and success of Spansion’s plan to narrow its focus on profitable business segments. In addition, the instability of the global economy and tight credit markets could continue to adversely impact Spansion’s business in several respects, including adversely impacting credit quality and insolvency risk of the company and its customers and business partners, including suppliers and distributors; bookings; and reductions and deferrals of demand for Spansion products. The company urges investors to review in detail the risks and uncertainties discussed in the company’s Securities and Exchange Commission filings, including but not limited to the company’s Annual Report on Form 10-K for the fiscal year ended December 30, 2007 and the company’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 28, 2008. Unless otherwise required by applicable laws, the company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.